Exhibit 5.1

January 16, 2018

Board of Directors
General Finance Corporation
39 East Union Street
Pasadena, CA 91103

Gentlemen:

I am acting as counsel to General Finance Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the registration of 1,000,000 shares (the “Shares”) of the common stock, par value $.0001 per share, of the Company (the “Common Stock”) issuable pursuant to the General Finance Corporation Amended and Restated 2014 Stock Incentive Plan, as amended to date (the “Stock Incentive Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of the following documents:

1.     An executed copy of the Registration Statement.

2.     A copy of the Stock Incentive Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.     The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on June 2, 2014 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.     The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.     Resolutions of the Board of Directors of the Company (the “Board”) adopted effective September 10, 2015 and September 7, 2017, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to adoption of the Stock Incentive Plan and the issuance of the Shares and arrangements in connection therewith.

In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, I am of the following opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Stock Incentive Plan and the award agreements thereunder and (iii) receipt by the Company of consideration for the Shares, if required under the Stock Incentive Plan and the applicable award agreement, specified in the applicable resolutions of the Board of Directors and the Stock Incentive Plan and the award agreements thereunder, the Shares that constitute original issuances by the Company will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Christopher A. Wilson
General Counsel of General Finance Corporation